EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

TAYLOR MORRISON EXTENDS
STOCK REPURCHASE PROGRAM
SCOTTSDALE, AZ, December 15, 2015 – Taylor Morrison Home Corporation (NYSE: TMHC) (the "Company") today announced that its Board of Directors has authorized an extension of its stock repurchase program until December 31, 2016.  The stock repurchase program, which was due to expire on December 31, 2015, permits the repurchase of up to $50 million of the Company's Class A Common Stock in open market purchases, privately negotiated transactions or other transactions. As of December 14, 2015, the Company had repurchased 490,479 shares of its Class A Common Stock pursuant to the stock repurchase program since the program's inception in November 2014.

"Our stock repurchase program demonstrates our commitment to our multi-faceted approach for allocating capital," said Sheryl Palmer, President and CEO.  "We applied our disciplined method of evaluating available investment strategies and determined that the market provided us with a compelling reason to acquire our stock at an attractive valuation.  We believe that extending the program through the end of next year will give us ongoing flexibility to act on an opportunistic basis while we remain focused on profitably growing our business."

The stock repurchase program is subject to prevailing market conditions and other considerations, including the Company's liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer based in Scottsdale, Arizona and operates under two well-established brands, Taylor Morrison and Darling Homes. Taylor Morrison builds and develops distinctive communities from coast to coast, serving a wide array of homeowners and aimed mainly at first-time, move-up, luxury and 55 or better customers. Darling Homes builds communities in Texas primarily catering to move-up and luxury homebuyers seeking a personalized building experience.
For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control.